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COMPANY CONTACT:                            FINANCIAL COMMUNICATIONS CONTACT:
Med/Waste, Inc.                             Lippert/Heilshorn & Associates, Inc.
Carlos Campos, Acting CEO                   Lisa D. Lettieri, VP
Tel: 305-819-8877                           Tel: 212-838-3777
ccampos@medwaste.net                        WWW.LHAI.COM or lisa@lhai.com


       MED/WASTE ANNOUNCES FURTHER DELAY IN FILING 10-KSB FOR FISCAL 1998
                    AND 10-QSB FOR FIRST FISCAL QUARTER 1999

     INDEPENDENT COUNSEL TO EXPAND EVALUATION OF PRIOR ACCOUNTING PRACTICES

                INVESTIGATION SHOULD NOT AFFECT EXISTING BUSINESS

MIAMI LAKES, FL - MED/WASTE, INC. (NASDAQ: MWDSE) today announced that there will be a further delay in the filing of its Form 10-KSB for the fiscal year ended December 31, 1998 with the Securities and Exchange Commission. The Company expects to report a loss for 1998 of $9.3 million and will restate the results for each of the prior three quarters in 1998.

The Company engaged independent counsel to conduct an investigation of the 1998 financial reporting practices. The independent investigation recently completed, raised certain issues possibly related to the Company's 1997 audited financial statements and unaudited quarterly reports. As a result, the Company has expanded its independent investigation to the fiscal years 1997 and 1996 to determine if those reports will also have to be restated.

George Mas, who joined the Company in January of 1999 as Vice President of Finance and CFO, stated that, "The final 1998 results will not be available until the completion of the expanded investigation. We do not know at this time when the expanded investigation will be completed and when the Form 10-KSB for fiscal 1998 would be filed."

Carlos Campos, who also joined the Company in January 1999 and has been at the helm since being named acting CEO in March 1999, said, "We are confident our core business will not be affected by the results of prior periods. Management is committed to completing the audit process and resolving any questions related to financial statements for prior periods."

In a joint statement Campos and Mas also said, "Med/Waste's aggressive reorganization plan continues on track. The elimination of substantial expenses and the integration of prior acquisitions are expected to return the Company to profitability in 1999. Although the results of operations for the first quarter of 1999 cannot be released at this time due to the ongoing investigation, we expect the loss for the first quarter to be significantly reduced from the loss in the fourth quarter of 1998."

Med/Waste, Inc. provides medical waste management services to more than 20,000 healthcare facilities for customers throughout the Eastern United Sates. Such services include collection, treatment through incineration or autoclaving, and disposal, as well as reusable sharps containers for medical and special waste.


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The statements in this press release that are not historical facts and constitute "forward-looking statements" that involve risks, uncertainties and other facts which may cause actual results to be materially different from those set forth in the forward-looking statements. Such factors include but are not limited to the following: general economic and business conditions; competition; the ability to implement and the effectiveness of business strategy and development plans; quality of management; business abilities and judgement of personnel; availability of qualified personnel; labor and employee benefit costs and availability and cost of raw materials and supplies. Med/Waste, Inc. will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated and unanticipated events.

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